Exhibit 4.2

RESTRICTED STOCK UNIT AGREEMENT

     AGREEMENT made this __th day of ____, 2008, between ENTERPRISE FINANCIAL SERVICES CORP, a Delaware corporation (the "Company"), and __________________________ ("Employee").

     1. AWARD.

     (a) UNITS. The Company hereby awards and issues to Employee _____ restricted stock units (the "Units"). Each Unit represents the right to receive one share of Restricted Stock under the Company's 2002 Stock Incentive Plan (as amended from time to time, the "Plan") subject to the terms of the Plan (including, without limitation, adjustment of the ratio of converting Units into Restricted Stock provided for in the Plan) and to the vesting requirements set forth herein.

     (b) ISSUANCE OF UNITS. The Units shall be evidenced by this Agreement and deemed issued upon acceptance hereof by Employee.

     (c) PLAN INCORPORATED. The terms and conditions of the Plan are incorporated herein by reference. Employee acknowledges receipt of a copy of the Plan (as amended and restated to the date hereof) and agrees that this award of Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, provided, however, that no such future amendment shall have an effect upon the vesting requirements set forth herein or impose additional vesting requirements or extend restrictions on Restricted Stock beyond the time of vesting. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

     2. VESTING.

     (a) Vesting of the Units shall be based upon periods of service subsequent to the date of award and not on other Qualifying Performance Criteria. Units shall vest in accordance with the following schedule provided that Employee is employed by the Company on the Vesting Date:

		Cumulative
	Percentage of	Vesting
Vesting Date	Units Vesting	Percentage
December 15, 20__ -	20%	20%
December 15, 20__ -	20%	40%
December 15, 20__ -	20%	60%
December 15, 20__ -	20%	80%
December 15, 20__ -	20%	100%

As of each such vesting date, the Units shall be converted into shares of Restricted Stock under the Plan and the Company shall issue such shares to Employee by means of book entry and shall, upon request of the Employee, issue a certificate representing such shares and Employee shall have all rights of a shareholder of record with respect to such shares from and after such date. Employee shall have neither the right to vote nor the right to receive cash dividends or distributions nor any other rights as a shareholder with respect to the Units prior to the date of vesting.

Exhibit 4.2

     (b) Vesting of the Units shall occur upon death, Disability or Retirement (as defined below) as follows:

i.	In the event of the death of an Employee while continuing to be employed by the Company, all Units not otherwise vested shall become immediately vested and exercisable.
ii.	In the event of the Disability or Retirement of an Employee, all Units shall continue to vest, as though Employee had remained employed with the Company following such Disability or Retirement, subject to the forfeiture provisions of Subparagraph (d) below.

(c) As used herein,

i.	"Retirement" means the termination of employment, other than for reasons that constitute deliberate gross misconduct, determined in the sole discretion of the Committee, after the time that the Employee has attained 60 years of age and the sum of his attained age and his continuous full years of full time employment service with the Company is 70 (e.g., having attained the age of 60 with 10 years of employment with the Company or age 65 with 5 years of employment with the Company would qualify the employee for Retirement). For these purposes, an employee will be deemed to have a year of full time employment service with the Company if the employee would be entitled to receive credit for a year of service under a qualified pension plan in accordance with Internal Revenue Service Code §1053(b)(2)(c).
ii.	"Disability" shall mean qualification for disability benefits under the Social Security disability insurance program, or if an employee is determined to be permanently disabled by the Committee in its discretion.

     (d) Notwithstanding the provisions of Subparagraph (b) ii. above, the Employee will forfeit all unvested Units and vesting of Units shall immediately terminate in the event of the determination of the Committee, made in its sole discretion, that any of the following has occurred:

i.	The Employee violates any provisions of this Agreement or any other agreement between the Company and the Employee;
ii.	The Employee directly or indirectly, owns equity or stock in, manages, operates, is employed by or is connected with as an officer, employee, partner, consultant or otherwise, or otherwise engages or participates in any entity or business engaged in the operation, ownership or management of a bank, trust company, wealth management or financial services business within the Metropolitan Statistical Areas of St. Louis, Kansas City, Phoenix or any other city in which the Company or any of its direct or indirect affiliates or subsidiaries has an office at the time of such termination (a “Competitive Activity”). Notwithstanding the foregoing, the ownership by Employee of less than 1% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant.
iii.	The Employee utilizes or discloses any confidential or proprietary information concerning the Company or any of its customers;
iv.	The Employee, directly or indirectly, whether alone or in association, or combination with any other Person, or as an officer, director, shareholder, member, manager, employee, agent, independent contractor, consultant, advisor, joint-venturer, partner or otherwise, and whether or not for pecuniary benefit (i) solicits, takes away, attempts to take away, diverts, or attempt to diverts any customer from the Company or its Affiliates or (ii) induces, attempts to induce or aids any person in inducing any customer to cease doing business with the Company or any of its Affiliates or in any way interfere with the relationship between any customer and the Company or its Affiliates.

Exhibit 4.2

v.	Employee is employed by or acts as a consultant for any person which directly, or through any of its Affiliates, solicits, takes away, attempts to take away, diverts, or attempts to divert any customer from the Company or any of its Affiliates.
vi.	Employee (i) directly or indirectly, entices or induces, or attempts to, entice or induce, or directly or indirectly assists any Person in which Employee is an investor, consultant or employee to entice or induce, any employee of the Company or its Affiliates to leave such employ or (ii) directly or indirectly, and shall not be employed or act as a consultant for any Person who employs any employee of the Company or its Affiliates in any business that engages in any Competitive Activity.
vii.	The Employee makes any disparaging comments concerning the Company or any of its officers or directors, or engages in any other activity or conduct which is detrimental to the interests of the Company, as determined by the Committee in its sole discretion.

For purposes of this Subparagraph (d) (including Subparagraphs i through vii) "Company" means the Company and each of its direct or indirect majority owned subsidiaries and affiliates.

     3. WITHHOLDING OF TAX. To the extent that the vesting of Units or receipt of shares of Restricted Stock results in income to Employee for federal, state or local income tax purposes, Employee shall pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to such income. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Employee, including the right but not the obligation to effect such withholding by offset against the shares of Restricted Stock deliverable in respect of vested Units.

     4. SALE OR TRANSFER OF UNITS OR STOCK. Employee agrees that the Units may not be sold, transferred or otherwise disposed of in any manner prior to vesting. Employee also understands that although the issuance of grants and awards under the Plan has been registered under the Securities Act of 1933, such registration does not apply to any resale or transfer by Employee of the shares of stock resulting from vesting of units under this award and the Plan. Employee also agrees (i) that the certificates representing the Restricted Stock may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Restricted Stock on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) that the Company may give related instructions to its transfer agent to stop registration of the transfer of the Restricted Stock.

     5. EMPLOYMENT RELATIONSHIP. For purposes of this Agreement, including determination of vesting, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, any successor corporation (including any parent entity succeeding to the business of or control of the Company) or subsidiary corporation (as defined in Section 424 of the Code) of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final and binding on all persons, including Employee.

     6. COMMITTEE'S POWERS. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee's rights to make certain determinations and elections with respect to the Units and Restricted Shares.

Exhibit 4.2

     7. CONFIDENTIALITY; NON SOLICITATION. In consideration for the grant of Units, Employee agrees as follows:

     (a) For a period of six months following any termination from the Company, (i) Employee, directly or indirectly, whether alone or in association, or combination with any other Person, or as an officer, director, shareholder, member, manager, employee, agent, independent contractor, consultant, advisor, joint-venturer, partner or otherwise, and whether or not for pecuniary benefit shall not (A) solicit, take away, attempt to take away, divert, or attempt to divert any customer from the Company or its Affiliates or (B) induce, attempt to induce or aid any person in inducing any customer to cease doing business with the Company or any of its Affiliates or in any way interfere with the relationship between any customer and the Company or its Affiliates and (ii) Employee shall not be employed by or act as a consultant for any person which directly, or through any of its Affiliates, solicits, takes away, attempts to take away, diverts, or attempts to divert any customer from the Company or any of its Affiliates.

     (b) For a period of six months following any termination from the Company, Employee shall not (i) directly or indirectly, entice or induce, or attempt to, entice or induce, or directly or indirectly assist any Person in which Employee is an investor, consultant or employee to entice or induce, any employee of the Company or its Affiliates to leave such employ or (ii) directly or indirectly, and shall not be employed or act as a consultant for any Person who employs any employee of the Company or its Affiliates in any business that engages in any Competitive Activity.

     (c) Employee shall always refrain from any direct or indirect use or disclosure (whether intentional, negligent or reckless) of any trade secret or confidential or proprietary information of the Company to any person or business, without regard to the nature of Employee’s termination from the Company.

Employee acknowledges that any violation of paragraphs (a) through (d) above will cause the Company severe, immediate and irreparable harm entitling the Company to injunctive relief in addition to any other remedies that may be available at law or in equity. As used herein, the term “Company” shall include the Company, its successors, subsidiaries and affiliates. The provisions of paragraphs (a) through (d) above shall be in addition to any other noncompetition, nonsolicitation or confidentiality agreements to which Employee is subject and not supersede or override any such other agreements. The provisions of paragraphs (a) through (c) above shall terminate prospectively after any Change of Control as defined in the Plan.

     8. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company, its subsidiaries and any of their respective successors, and all persons lawfully claiming under Employee.

     9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri.

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Exhibit 4.2

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.

ENTERPRISE FINANCIAL SERVICES CORP

By:
Name:
Title:

EMPLOYEE